Exhibit 99.1

MAP Pharmaceuticals Reports Second Quarter of 2011 Financial Results

MOUNTAIN VIEW, Calif., August 4, 2011 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the second quarter ended June 30, 2011.

The net loss for the three months ended June 30, 2011 was $8.6 million compared to $12.5 million during the same period in 2010. The net income for the first six months of 2011 was $9.0 million compared to a net loss of $26.5 million during the same period in 2010.  Net income for the first six months of 2011 was impacted positively by $37.7 million in collaboration revenue recognized from a $60.0 million upfront payment received in February 2011 pursuant to a collaboration agreement with Allergan, Inc., compared to no collaboration revenue for the first six months of 2010.

MAP Pharmaceuticals had $103.5 million in cash and cash equivalents as of June 30, 2011, compared to $76.0 million as of December 31, 2010.

“We completed a very productive second quarter of 2011 including the submission of our New Drug Application for LEVADEX to the U.S. Food and Drug Administration, which we recently announced was accepted for filing,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “This accomplishment brings us closer to our goal of providing millions of patients in an underserved migraine patient population with a potential new treatment option. We are now focusing our efforts on building infrastructure and preparing for the launch and commercialization of LEVADEX, if approved.”

2011 Year-to-Date Accomplishments:

▪
Announced a strategic collaboration with Allergan to co-promote LEVADEX® orally inhaled migraine drug, upon potential approval, to neurologists and pain specialists in the United States for the acute treatment of migraine in adults.  Allergan will leverage its existing U.S. sales force dedicated to headache specialists using BOTOX® for the preventative treatment of headaches in patients with Chronic Migraine, which will be complemented by a 50 person MAP Pharmaceuticals field sales force targeting neurologists and pain specialists.  Allergan recently executed an option to expand the collaboration to include Canada for neurologists and pain specialists. MAP Pharmaceuticals retains all rights to commercialize LEVADEX to primary care physicians within the United States and Canada, as well as all rights to LEVADEX outside the United States and Canada.

▪
Announced that the New Drug Application (NDA) for LEVADEX for the potential acute treatment of migraine in adults was submitted to and accepted for filing by the U.S. Food and Drug Administration (FDA), with a goal date of March 26, 2012 under the Prescription Drug User Fee Act (PDUFA).

▪
Received an upfront payment of $60.0 million pursuant to the collaboration agreement with Allergan, and may receive up to $97.0 million in additional payments upon meeting certain regulatory milestones associated with the initial indication.  The recent acceptance for filing of the NDA by the FDA triggers a first milestone payment of $20.0 million from Allergan.

▪	Published results from the Phase 3 FREEDOM-301 study of LEVADEX orally inhaled migraine drug in the peer-reviewed journal ‘Headache.’

▪
Presented additional data on LEVADEX at various medical meetings including the 63rd Annual Meeting of the American Academy of Neurology, the 53rd Annual Scientific Meeting of the American Headache Society and the 15th Congress of the International Headache Society.

Second Quarter and Six Month Financial Results

Revenues for the three and six months ended June 30, 2011 were $3.5 million and $37.7 million, respectively, compared to $0.0 for the same periods in 2010. In February 2011, pursuant to the Allergan collaboration agreement, Allergan paid the Company an upfront payment of $60.0 million, $3.5 million and $37.7 million of which was recognized, respectively, as collaboration revenue for the three and six months ended June 30, 2011. The remaining $22.3 million is deferred revenue and will be amortized as collaboration revenue over the estimated obligation periods.

Research and development (R&D) expenses for the three and six months ended June 30, 2011 were $7.3 million and $18.8 million, respectively, compared to $8.2 million and $18.0 million, respectively, for the same periods in 2010. For the three months ended June 30, 2011 compared to the same period in 2010, the decrease in R&D expenses was due primarily to a decrease in clinical and other project expenses to support the LEVADEX Phase 3 clinical program, partially offset by an increase in personnel related expenses including stock-based compensation. For the six months ended June 30, 2011 compared to the same period in 2010, the increase in R&D expenses was due primarily to an increase in personnel related expenses including stock-based compensation, partially offset by a decrease in other expenses.

Sales, general and administrative (SG&A) expenses for the three and six months ended June 30, 2011 were $4.8 million and $9.6 million, respectively, compared to $3.9 million and $7.8 million, respectively, for the same periods in 2010. For the three and six months ended June 30, 2011 compared to the same periods in 2010, the increase in SG&A expenses was due primarily to an increase in personnel related expenses including stock-based compensation, and an increase in professional services expenses.

For the three and six months ended June 30, 2011, non-cash stock-based compensation and depreciation expense were approximately $2.0 million and $4.4 million, respectively.

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology.  The Company is developing LEVADEX, an orally inhaled investigational drug for the acute treatment of migraine.  The U.S. Food and Drug Administration has accepted for filing the New Drug Application for LEVADEX for the potential acute treatment of migraine in adults. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company's LEVADEX product candidate approved for commercial use and the commercialization of LEVADEX, if approved. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of WCG, (415) 946-1058, nfoderaro@wcgworld.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$103,461	$76,007
Accounts receivable	384	-
Other current assets	516	644

Total current assets	104,361	76,651
Property and equipment, net	5,782	5,803
Other assets	27	30
Restricted investment	310	310

Total assets	$110,480	$82,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,169	$12,440
Debt	3,715	7,581
Current portion of deferred revenue	14,400	-

Total current liabilities	25,284	20,021
Deferred revenue, less current portion	7,925	-
Other liabilities	105	117

Total liabilities	33,314	20,138

Total stockholders’ equity	77,166	62,656

Total liabilities and stockholders’ equity	$110,480	$82,794

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Collaboration revenue	$3,513	$-	$37,675	$-

Operating expenses:
Research and development	7,259	8,242	18,827	18,028
Sales, general and administrative	4,796	3,910	9,639	7,791

Total operating expenses	12,055	12,152	28,466	25,819

Income (loss) from operations	(8,542)	(12,152)	9,209	(25,819)

Other expense, net	(84)	(337)	(231)	(728)

Net income (loss)	$(8,626)	$(12,489)	$8,978	$(26,547)

Net income (loss) per share

Basic	$(0.28)	$(0.47)	$0.30	$(1.01)

Diluted	$(0.28)	$(0.47)	$0.28	$(1.01)

Weighted average common shares used in computing net income (loss) per share

Basic	30,333	26,480	30,272	26,168

Diluted	30,333	26,480	31,595	26,168